Exhibit 10.1

Charles D. Knight

c/o Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, NJ 07094

Re: Offer of Promotion

Dear Chuck:

By this letter (the “Promotion Letter”), Vitamin Shoppe, Inc., a Delaware corporation, and Vitamin Shoppe Industries Inc., a New York corporation (together the “Companies”) are very pleased to offer you a promotion to the position of Executive Vice President, Chief Financial Officer. The effective date of your promotion will be May 20, 2019 (the “Effective Date”).

Your employment will be governed by the terms of this Promotion Letter, the offer letter dated June 4, 2018, which remains in effect except as modified by this letter, and the policies and plans of the Companies as may be in effect from time to time, including without limitation, the Standards of Business Conduct, the Health Enthusiast Handbook, the Dispute Resolution Program, the bonus plans, the Executive Severance Pay Policy, the Vitamin Shoppe 2009 Equity Incentive Plan, as amended and restated through February 22, 2017 (the “2009 Plan”) and the Vitamin Shoppe 2018 Long-Term Incentive Plan (the “2018 Plan”) and related agreements.

The following will outline the general terms of our offer:

1.    Position and Duties. You will serve as Executive Vice President, Chief Financial Officer of each of the Companies and, in such capacity, will be responsible for the general financial, affairs and management of the Companies, will perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, together with such other responsibilities that may be assigned to you by the Chief Executive Officer and the Board of Directors, and will have such power and authority as will reasonably be required to enable you to perform your duties hereunder; provided, however, that in exercising such power and authority and performing such duties, you will at all times be subject to the authority of the Chief Executive Officer and the Board of Directors. You shall not be permitted to engage in outside business activities unless approved by the Companies; provided that you may engage in charitable and community activities and manage your personal investments so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties to the Companies. You agree to devote substantially all of your business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Companies’ business. Notwithstanding the foregoing, upon the approval of the Audit Committee of the Board of Directors, you may serve as a director of a publicly traded company that is not competitive, provided that such service does not interfere with your obligations hereunder or otherwise create a conflict of interest.

2.    Compensation. Commencing on the Effective Date, your base salary will be increased to $450,000 annually. Your base salary shall be reviewed and payable in conformity with the Companies’ customary practices for executive compensation; as such practices shall be established or modified from time to time.

3.    Annual Bonus. Effective as of the Effective Date, your target bonus will increase from 45% to 50% of your eligible earnings in each fiscal year. For the avoidance of doubt, from the beginning of the fiscal year through May 18, 2019, you will participate at 45% target level. From the Effective Date through the end of the fiscal year, and each fiscal year thereafter, you will participate at the 50% target level based on your eligible earnings for the same period.

4.    Promotion Equity Grant. Subject to the approval of the Compensation Committee of the Board of Directors, after your Effective Date, and in the ordinary course of business, you will receive a one-time promotion grant/award of equity comprised of restricted stock having a value of $30,000 as of the grant date and performance stock units having a value of $20,000 as of the grant date. The one-time grant will be subject to terms and conditions of the 2018 Plan and the related equity award agreements.

5.    General Provisions.

a.    All payments hereunder are subject to applicable federal, state and local withholding, payroll and other taxes and other deductions.

b.    This letter and the terms of your employment with the Companies shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any conflict of law provisions thereof.

Congratulations on your promotion.

VITAMIN SHOPPE, INC.	VITAMIN SHOPPE INDUSTRIES INC.

/s/ Teresa Orth	/s/ Teresa Orth
By: Teresa Orth It: Senior Vice President – Human Resources	By: Teresa Orth It: Senior Vice President – Human Resources

Acceptance:

I understand and accept the terms of my continued employment with Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. as set forth herein. I understand that by accepting this promotion, I agree to arbitrate any disputes arising out of my employment as set forth in the Companies’ Dispute Resolution Program. I further understand that my employment with the Companies is at-will, which means that either I or the Companies may terminate the employment relationship at any time, for any reason, with or without cause.

/s/ Charles D. Knight	Date signed:	May 20, 2019
Charles D. Knight

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